Exhibit 99.1

JOINT FILING AGREEMENT

The Undersigned agree that the statement on Schedule 13D with respect to the common stock of Franklin Street Properties Corp. dated as of October 14, 2026, is, and any amendment thereto signed by each of the undersigned shall be, filed on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date:	October 14, 2026

Powell Anderson Capital Partners LLC

By:	/s/ R. Adam Lindsay
Name:	R. Adam Lindsay
Title:	Managing Member

PACP Acadia LLC

By:	/s/ R. Adam Lindsay
Name:	R. Adam Lindsay
Title:	Managing Member of Powell Anderson Capital Partners LLC, the Managing Member of PACP Acadia LLC

Powell Anderson Capital LP

By:	/s/ R. Adam Lindsay
Name:	R. Adam Lindsay
Title:	Managing Member of Powell Anderson Capital Partners LLC, the Investment Manager of Powell Anderson Capital LP

R. Adam Lindsay

Signature:	/s/ R. Adam Lindsay
Name:	R. Adam Lindsay